 Filed Under Rule 424(b)(3), Registration Statement No. 333-155631 Pricing Supplement Number 214 Dated 02/07/2011 (To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated: November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FMH6	[ ]	100.000%	0.950%	[ ]	FIXED	2.450%	SEMI-ANNUAL	02/15/2015	08/15/2011	$12.11	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp
Offering Dates: February 07, 2011 through February 14, 2011 Trade Date: Monday, February 14, 2011 @12:00 PM ET Settle Date: Thursday, February 17, 2011 Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC , Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corporation InterNotes Prospectus Dated 24-Nov-08 and Prospectus Supplement Dated: 26-Nov-08